Exhibit 10.2

Schedule of Amendment to Omitted Credit Agreement

In accordance with Instruction 2 to Item 601(a) of Regulation S-K, the Credit Agreement between PDL BioPharma, Inc. (the Company) and Direct Flow Medical, Inc. (Direct Flow), dated November 5, 2013, was not filed because it is substantially similar to the form of credit agreement that was filed as Exhibit 10.56 to the Company’s Annual Report on Form 10-K filed on March 3, 2014. The Company has previously summarized as part of the same exhibit the material details in which the omitted credit agreement differed from the form of credit agreement. On February 26, 2016 and July 15, 2016, the Company and Direct Flow amended the Credit Agreement (the Amendments). The following schedule sets forth the material details in which the omitted Amendments further modify the form of credit agreement that was filed as Exhibit 10.56 to the Company’s Annual Report on Form 10-K filed on March 3, 2014.

Execution Date	Borrower(s)	Maturity Date	Amount Previously Funded	Additional Available Credit	Additional Funding Conditions	Outstanding Borrowings Interest Rate Per Annum	Interest Only Period	Principal Repayment Schedule	Change in Control Fee	Board Observer Rights
November 5, 2013 and Amended on November 11, 2014, February 26, 2016 and July 15, 2016	Direct Flow Medical, Inc.	No change.
Prior to the Amendments, $50 million.
Under the Amendments, an additional $6.5 million in loans were funded and such loans are convertible into Direct Flow equity in the event of a qualified equity financing based on the per share price of the applicable equity.
				None	None.	No change.	No change.	No change.	No change.	No change.